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                STRUCTURED ASSET SECURITIES CORPORATION
          MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-8A


                            TERMS AGREEMENT


                                                           Dated: April 25, 2002


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of April 1, 2002 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2002-8A.

Terms of the Series 2002-8A Certificates: Structured Asset Securities Corporation, Series 2002-8A Mortgage Pass-Through Certificates, Class 1-A, Class 2-A, Class 3-A, Class 4-A1, Class 4-A2, Class 4-A3, Class 4-A4, Class 4-A5, Class 5-A, Class 6-A, Class 7-A1, Class 7-A2, Class B1-I, Class B2-I, Class B4-I, Class B5-I, Class B6-I, Class B1-II, Class B2-II, Class B4-II, Class B5-II, Class B6-II, Class B3, Class P and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of seven pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A, Class 2-A, Class 3-A, Class 4-A1, Class 4-A2, Class 4-A3, Class 4-A4, Class 4-A5, Class 5-A, Class 6-A, Class 7-A1, Class 7-A2, Class B1-I, Class B2-I, Class B1-II, Class B2-II, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-82904.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A, Class 2-A, Class 3-A, Class 4-A1, Class 4-A2, Class 4-A3, Class 4-A4, Class 4-A5, Class 5-A, Class 6-A, Class 7-A1, Class 7-A2 Certificates be rated "AAA" by Fitch Ratings ("Fitch") and Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc., ("Moody's" and together with Fitch and S&P, the "Rating Agencies"); the Class R Certificate be rated "AAA" by Fitch and S&P; the Class B1-I and Class B1-II Certificates be rated "AA" by Fitch and S&P; the Class B2-I and Class B2-II Certificates be rated "A" by Fitch and S&P and the Class B3 Certificates be rated "BBB" by Fitch and S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase froth the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: April 1, 2002.


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Closing Date: 10:00 A.M., New York time, on or about April 30, 2002. On the
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.


                       [SIGNATURE PAGE IMMEDIATELY FOLLOWS






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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                             LEHMAN BROTHERS INC.


                                             By:
                                                    ----------------------------
                                                    Name:  Stanley P. Labanowski
                                                    Title: Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By:
        ----------------------------
        Name:  Stanley P. Labanowski
        Title: Senior Vice President





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                                   Schedule 1


                Initial Certificate
                     Principal               Certificate          Purchase Price
  Class              Amount(1)              Interest Rate           Percentage
   1-A               $20,666,000             Adjustable(2)             100%
   2-A                25,431,000             Adjustable(2)             100%
   3-A                78,424,000             Adjustable(2)             100%
   4-A1              182,921,000                  5.85%(3)             100%
   4-A2               50,000,000                  5.85%(3)             100%
   4-A3                1,250,000                  5.85%(3)             100%
   4-A4                1,227,390                  0.00%(4)             100%
   4-A5                      (5)                  5.85%(5)             100%
   5-A                29,502,000             Adjustable(2)             100%
   6-A                36,997,000             Adjustable(2)             100%
   7-A1              399,029,000             Adjustable(2)             100%
   7-A2                      (5)                  0.90%(5)             100%
   B1-I               10,323,000             Adjustable(2)             100%
   B2-I                4,937,000             Adjustable(2)             100%
  B1-II               11,673,000             Adjustable(2)             100%
  B2-II                5,306,000             Adjustable(2)             100%
   B-3                 5,452,000             Adjustable(2)             100%
    R                        100             Adjustable(2)             100%



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(1)      These balances are approximate, as described in the prospectus supplement.

(2) These Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Class 4-A1, Class 2-A2 and Class 4A3 certificates will accrue interest based on the interest rates specified above util the end of the accrual period in February 2007, subject to a maximum rate equal to the adjusted net WAC for pool 4. Beginning with the accrual period in March 2007, the lass 4-A1, Class 2-A2 and Class 4A3 certificates will accrue interest at the net WAC for pool 4, as described in the prospectus supplement..

(4) The Class 4-A4 Certificates will initially be principal only certificates and will not be entitled to payments of interest on or prior to the distribution date in March 2007. Beginning with the accrual period in March 2007, the Class 4-A4 certificates will accrue interest at the net WAC for pool 4, as described in the prospectus supplement.

(5) The Class 4-A5 and Class 7-A2 Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the prospectus supplement (the initial notional amounts of these bonds will be $23,760,833 and $399,029,000. respectively). Beginning with the accrual period in March 2007, the Class 4-A5 certificates will no longer be entitled to receive distributions of any kind..